Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), effective June 7, 2023 (the “Effective Date”), is entered into between Cue Biopharma, Inc., a Delaware corporation having an address of 40 Guest Street, Boston, Massachusetts 02135 (the “Company”), and Peter A Kiener, D.Phil, having an address of [**].

INTRODUCTION

The Company desires to contract with Consultant to provide certain services, and Consultant is willing to provide such services, all in accordance with and pursuant to the terms and conditions set forth in this Agreement. In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.
Services. Consultant will provide the services to the Company on the matters described in Exhibit A and will provide such other services as the parties may reasonably agree from time to time (the “Services”).

2.
Term. This Agreement will commence on the date above and will continue until this Agreement is terminated by either party providing written notice of termination to the other party (the “Term”).

3.
Compensation and Reimbursement.

3.1
Compensation. Consultant will receive the compensation described in

Exhibit A.

3.2
Reimbursement of Expenses. The Company will reimburse Consultant for all reasonable and necessary expenses incurred or paid by Consultant in connection with, or related to, Consultant providing the Services only if Consultant (a) obtains prior written approval for the expense by the Company and (b) presents expense statements or other supporting documentation for the expense as reasonably requested by the Company.

3.3
Benefits. Consultant will not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

4.
Work for Others. The Company recognizes and agrees that Consultant will perform services for other persons, organizations, companies or corporations provided that such services do not require Consultant to breach the provisions of Section 5 of this Agreement. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement and/or that Consultant has received any necessary consent to enter into this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement except with the prior written consent of the Company. Before Consultant begins to work as an employee or consultant or to serve on the Board of Directors or Board of Consultants or to perform similar functions for an entity whose activities are or may be competitive with any business of the Company or any of its affiliates or subsidiaries, Consultant will notify the Company in writing.

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5.
Nondisclosure and Proprietary Information.

5.1
Nondisclosure. Consultant agrees and understands that in Consultant’s position with the Company, Consultant has been and will be exposed to and receive information relating to the confidential affairs of the Company, including but not limited to technical data, trade secrets, know-how, research, product or service ideas or plans, developments, inventions, processes, techniques, engineering designs and drawings, business and marketing plans, strategies, customer information, other information concerning the Company’s products, development, business policies and practices, and other forms of information considered by the Company to be confidential and/or in the nature of trade secrets (“confidential information” or “Confidential Information”). Consultant agrees that during the Term and thereafter, Consultant will keep such information confidential and will not use such information except in the furtherance of providing services under this Agreement and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) Consultant will have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of Consultant’s breach of his obligations hereunder and (ii) Consultant may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. Consultant’s obligations of confidentiality and non-use hereunder will continue for a period of five years after the Term, except with respect to information which constitutes a trade secret under applicable law, which will survive for such additional period of time during which such Information remains a trade secret under applicable law. After the Term, Consultant will promptly return to the Company all property, notes, writings, files, reports, correspondence, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to Consultant as a result of Consultant’s position with the Company during or before the Term.

5.2
Proprietary Information. Without limiting the generality of what constitutes confidential information, Consultant agrees that any developments, designs, concepts, inventions, techniques and improvements which Consultant conceives or makes either solely or jointly with others, in performing services under this Agreement will be a “work made for hire” and the sole property of the Company (“Proprietary Information”). Consultant hereby assigns all rights, title and interests to Proprietary Information to the Company and will upon the Company’s request execute any and all documents necessary to convey all rights, title and interests in the Proprietary Information to the Company.

5.3
Injunctive Relief. Consultant agrees that any breach of the terms of this Section 5 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Consultant therefore also agrees that in the event of said breach or any threat of breach, the Company will be entitled to enforce the specific performance of this Agreement by Consultant and to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Consultant and/or any and all entities acting for and/or with Consultant, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph will not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Consultant. Consultant acknowledges that the Company would not have entered into this Agreement had Consultant not agreed to the provisions of this Section 5.

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5.4
Survival. The provisions of this Section 5 will survive the termination of this Agreement, and the existence of any claim or cause of action by Consultant against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 5.

6.
Property and Proprietary Rights.

6.1
All work and work product produced by Consultant in connection with this Agreement and all inventions, creations, discoveries, improvements, developments, ideas, expressions, know-how, trade secrets, technical and non-technical data, specifications, formulae, methods, processes, techniques, practices, procedures, manufacturing techniques, designs, devices, apparatuses, products, works of authorship, trade names, logos, and other items of intellectual property, whether or not patentable or protectable by copyright, which are conceived or made or actually or constructively reduced to practice in whole or in part by Consultant (i) in the course of, or in response to matters related to, the Services, or (ii) based in whole or in part on or derived from any Confidential Information supplied by the Company or its Affiliates, or (iii) using any of the Company’s or its Affiliates’ facilities, equipment or personnel, or

(iv) which are conceived, made or reduced to practice during the Term of this Agreement and relate to the Company’s or its Affiliates’ then current or anticipated products or services, in each case whether in preliminary or final form and on whatever media rendered, together with any reports, drawings, plans, diagrams or other documents comprising or containing any of the foregoing in whatever media (all of the foregoing, collectively, “Work Product”) will be deemed work made for hire and made in the course of Services rendered under this Agreement and will be the exclusive property of the Company. To the extent that title of such Work Product does not vest in the Company by operation of law, Consultant hereby irrevocably transfers and assigns to the Company in perpetuity all worldwide right, title and interest in and to the Work Product and to any and all intellectual property rights relating thereto, including, without limitation, all patent rights, copyrights, trade secrets and other intellectual property rights. Consultant will promptly disclose all Work Product to the Company and execute and deliver to the Company all documents requested by the Company to evidence its ownership of the Work Product or as reasonably required by the Company to obtain and maintain patent, copyright, or any other intellectual property rights in the Work Product and to maintain and enforce the Company’s proprietary rights in the Work Product.

6.2
Consultant will cooperate fully in (i) vesting in the Company the ownership of all proprietary rights to the Work Product, and (ii) at the cost and expense of the Company, assisting the Company in obtaining patent, copyright or any other intellectual property rights in the Work Product and in maintaining and protecting the Company’s proprietary rights, including, without limitation, executing any documents which the Company reasonably deems necessary for such purpose.

6.3
Title to all materials and documentation furnished by the Company to Consultant will remain in the Company. Consultant will deliver to the Company any and all such Work Product and property, including all copies thereof on whatever media rendered, upon (i) the Company’s request or (ii) the termination of this Agreement for any reason.

6.4
Consultant acknowledges that all Work Product constitutes Confidential Information of the Company and is subject to the restrictions on disclosure, publication and use set forth in this Agreement.

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6.5
Consultant agrees that in providing Services to the Company, Consultant will not use or disclose any confidential or proprietary information or trade secret of any current or former employer or any other parties having previously engaged Consultant. Consultant further agrees not to bring onto the premises of the Company any unpublished document or any property belonging to current or former employers or other parties having previously engaged Consultant, unless consented to in writing by said employers or parties.

6.6
Survival. The provisions of this Section 6 will survive the termination of this Agreement, and the existence of any claim or cause of action by Consultant against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7.
Independent Contractor Status. Consultant will perform the Services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. As an independent contractor, Consultant is responsible for paying all taxes on all compensation paid under this Agreement and filing such tax returns as may be required by law or regulations. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

8.
Entire Agreement. This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. For the avoidance of doubt, this Agreement shall have no effect on the Consultant’s existing agreements, duties and obligations as a Director of the Company.

9.
Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

10.
Governing Law. This Agreement will be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts without reference to any choice of law rules that would require the application of the laws of any other jurisdiction. All disputes arising out of this Agreement or either party’s performance hereunder, including any alleged violation or breach (whether in law, equity, tort or otherwise) shall be settled exclusively in a court of competent jurisdiction in the Commonwealth of Massachusetts and both parties hereby consent to jurisdiction in any such court.

11.
Non-Assignability of Contract. This Agreement is personal to Consultant and Consultant shall not have the right to assign any of Consultant’s rights or delegate any of Consultant’s duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by Consultant.

12.
Successors and Assigns. This Agreement is binding upon, and inures to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business.

13.
Miscellaneous.

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13.1
No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion will be effective only in that instance and will not be construed as a bar or waiver of any right on any other occasion.

13.2
The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.3
If any term or provision of this Agreement shall be found to be illegal or unenforceable, then such term or provision will be modified to the minimum extent necessary consistent with the intent of the parties in order to render such term or provision legal and enforceable, and notwithstanding that term or provision, all other terms and provisions of this Agreement shall remain in full force and effect.

13.4
This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year set forth above.

THE COMPANY

Cue Biopharma, Inc.

/s/ Daniel Passeri

Name: Daniel Passeri Title: CEO

CONSULTANT

/s/ Peter A. Kiener

Name: Peter A. Kiener, D.Phil

Notice Address:

[**]

EXHIBIT A TO CONSULTING AGREEMENT

SERVICES:

Consultant will serve as the Chairman of the Company’s Science and Technology Committee and will provide services relating generally to the Company’s research and development of pre- clinical and clinical candidates, regulatory strategies, evaluation of therapeutics, biomarkers, and other technologies that enhance Cue Biopharma’s platform development. Consultant will work with senior leadership to develop objectives and action plans designed to accomplish the Company’s strategic objectives.

COMPENSATION:

•
Consultant will provide agreed upon services for at least 20 hours per month for a monthly retainer of $10,000.

•
Out of pocket, reasonable and documented fees and expenses incidental to the work performed on behalf of the Company will be reimbursed on a monthly basis.

•
Consultant is responsible for all payments of taxes or other duties in respect of the aforementioned fees and the expenses.